Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-278583 on Form S-3ASR and Registration Statement Nos. 333-137708, 333-169329, 333-197764, 333-225372, and 333-279595 on Form S-8 of our reports dated February 25, 2025, relating to the financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York
February 25, 2025